UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2021

NEWMARKET CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	1-32190	20-0812170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Fourth Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 788-5000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	NEU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into Material Definitive Agreement.

On March 18, 2021, NewMarket Corporation, a Virginia corporation (the “Company”), completed the public offer and sale of $400,000,000 in aggregate principal amount of its 2.700% Senior Notes due 2031 (the “Notes”). The Company intends to use the net proceeds from the offering for the repayment or redemption of its $350 million in aggregate principal amount of 4.10% Senior Notes due 2022 and for general corporate purposes. The Notes were offered and sold pursuant to the Company’s shelf registration statement on Form S-3, which became effective on March 2, 2021 (File No. 333-253774).

The Notes were issued pursuant to an Indenture, dated as of March 18, 2021 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of March 18, 2021 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. Interest on the Notes is payable semi-annually on March 18 and September 18, commencing September 18, 2021, and the Notes mature on March 18, 2031. The Notes are general unsecured senior obligations of the Company and rank equally with the Company’s other unsecured senior indebtedness. The Company may, at its option and from time to time, redeem all or any portion of the Notes at the prices specified in the Indenture. The Company may be required to make an offer to purchase the Notes upon the occurrence of a “change of control triggering event” as described in the Indenture.

The Indenture includes certain customary covenants that, among other things, limit the Company’s and its subsidiaries’ ability to grant liens to secure indebtedness or engage in sale and leaseback transactions and the Company’s ability to merge or consolidate with, or convey, transfer or lease all or substantially all of its assets to, a third party. Each of these limitations is subject to certain important qualifications and exceptions. The Indenture also includes certain customary events of default. The occurrence of an event of default will either automatically, in certain instances, or upon declaration by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes at the time outstanding, in other instances, cause the acceleration of the amounts due under the Notes.

The foregoing description of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the Base Indenture and the First Supplemental Indenture and the form of the Notes, copies of which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, hereto and are incorporated herein by reference.

Item 2.03.	Creation of Direct Financial Obligation.

The information set forth in Item 1.01 above with respect to the Notes and the Indenture is incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 8.01.	Other Events.

The Notes were sold pursuant to an Underwriting Agreement dated March 4, 2021 (the “Underwriting Agreement”) by and among the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule A thereto. The Underwriting Agreement contains customary representations, warranties and covenants of the Company, conditions to closing, indemnification rights and obligations of the parties, and termination provisions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

A copy of the opinion delivered by McGuireWoods LLP, counsel to the Company, regarding the legality of the Notes is filed as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated March 4, 2021 by and among NewMarket Corporation and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule A thereto.*

4.1	Indenture, dated as of March 18, 2021, between NewMarket Corporation and Wells Fargo Bank, National Association, as trustee.*

4.2	First Supplemental Indenture, dated as of March 18, 2021, between NewMarket Corporation and Wells Fargo Bank, National Association, as trustee.*

4.3	Form of 2.700% Senior Notes due 2031 (form included as Exhibit A to the First Supplemental Indenture being filed herewith as Exhibit 4.2).*

5.1	Opinion of McGuireWoods LLP.*

23.1	Consent of McGuireWoods LLP (contained in Exhibit 5.1 filed herewith).*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2021

NEWMARKET CORPORATION

By:	/s/ Brian D. Paliotti
Brian D. Paliotti
Vice President and Chief Financial Officer